Exhibit (p)(6)

KARSCH CAPITAL MANAGEMENT, LP

CODE OF ETHICS

INTRODUCTION

This Code of Ethics is predicated on the principle that Karsch Capital Management, LP (“KCM” or the “Firm”) and its partners, officers and employees (each individually an “Employee”) owe a fiduciary duty to their investing clients.

KCM has established a valuable reputation for integrity. Preserving this integrity demands the continuing alertness of every Employee. As fiduciaries, each Employee must avoid any activity or relationship that may reflect unfavorably on KCM as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of confidential information or the appearance of any impropriety. Although no written code can take the place of personal integrity, the following, in addition to common sense and sound judgment, should serve as a guide to the minimum standards of proper conduct. This Code of Ethics (“Code”) is designed to ensure, among other things, that all Employees conduct their personal securities transactions in a manner where clients‘ interests are placed first and foremost and Employees‘ trading is consistent with the law. Any conduct that violates this Code is unacceptable and always constitutes an activity beyond the scope of the Employee‘s legitimate employment.

The Code is designed to comply with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”), Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and, more generally, to detect and mitigate conflicts of interests between Employees and Advisory Clients1 that may arise due to personal investing activities. The Code also sets forth general principles regarding insider trading and gifts and entertainment. KCM has established separate, more specific procedures regarding insider trading and gifts and entertainment as part of the Compliance Manual, which should be read together with this Code.

Personal investing activities of Employees can create conflicts of interests that may compromise our fiduciary duty to Advisory Clients. As a result, Employees must avoid any transaction that involves, or even appears to involve, a conflict of interest, diversion of an Advisory Client investment opportunity, or other impropriety with respect to dealing with an Advisory Client or acting on behalf of an Advisory Client.

Because of KCM‘s role as a fiduciary, all Employees must at all times comply with the following principles:

[1]	Advisory Client means investment vehicles and other clients for whom KCM serves as advisor or sub-advisor.

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A)	Client Interests Come First. Employees must scrupulously avoid serving their own personal interests ahead of the interests of Advisory Clients. If an Employee puts his/her own personal interests ahead of an Advisory Client‘s, or violates the law in any way, he/she will be subject to disciplinary action, even if he/she is in technical compliance with the Code.

B)	Avoid Taking Advantage. Employees may not make personal investment decisions based on their knowledge of Advisory Client holdings or transactions. The most common example of this is “front running,” or knowingly engaging in a personal transaction ahead of an Advisory Client with the expectation that the Advisory Client‘s transaction will cause a favorable move in the market. This prohibition applies whether an Employee‘s transaction is in the same direction as the transaction placed on behalf of an Advisory Client (for example, two purchases) or the opposite direction (a purchase and sale).

Maintain Compliance with all Federal Securities Laws. Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act, which are incorporated in this Code of Ethics, and all other applicable federal securities laws.

The 1940 Act imposes additional conditions on Employees in light of KCM’s role as sub-adviser to certain registered investment companies (the “Registered Funds”), including that Employees shall not, in connection with the purchase or sale, directly or indirectly, in respect of any “security held or to be acquired by an Advisory Client”:

(1) employ any device, scheme or artifice to defraud the Advisory Client;

(2) make any untrue statement of a material fact to the Advisory Client or omit to state a material fact necessary in order to make the statements made to the Advisory Client, in light of the circumstances under which they are made, not misleading;

(3) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Advisory Client; or

(4) engage in any manipulative practice with respect to the Advisory Client.

For purposes of the above prohibitions, a “security held or to be acquired by an Advisory Client” means (i) any Covered Security2 (or any option to purchase or sell,

[2]

For purposes of the Code, “Covered Security” is defined very broadly to mean any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share,

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and any security convertible into or exchangeable for, a Covered Security) that, within the most recent 15 days, is or has been held by the Advisory Client or is being or has been considered by the Advisory Client or KCM for purchase by the Advisory Client.

If you are uncertain whether a real or apparent conflict exists or whether the provisions of this Code apply in any particular situation, you should consult with the Chief Compliance Officer immediately.

This Code sets forth detailed policies and procedures that Employees of KCM must follow in regard to their personal investing activities. All Employees are required to comply with the Code as a condition of continued employment.

Who is subject to the Code?

All Employees3 and all spouses and immediate family member of Employees are subject to the Code.4 Spouses and immediate family members of Employees are deemed to be Employees for purposes of the reporting requirements described below. Certain consultants may also be subject to the Code depending on certain factors surrounding their specific day-to-day functions. The Chief Compliance Officer will determine if or when a consultant should be subject to the Code.

I.	COVERED ACCOUNTS

A “Covered Account” includes any securities account in which an Employee has a beneficial interest or over which an Employee has investment discretion or other investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, except that “Covered Security” does not include (i) direct obligations of the U.S. government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end registered investment companies not advised or sub-advised by KCM.

[3]

For purposes of this Code, this includes not just employees of KCM, but also (i) any director, officer, partner, general partner or employee of KCM (or of any company in a control relationship to KCM) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Registered Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales and (ii) any natural person in a control relationship to KCM who obtains information concerning recommendations made to a Registered Fund with regard to the purchase or sale of Covered Securities by the Registered Fund.

[4]	Immediate family includes an employee’s spouse, children and/or stepchildren and other relatives who live with the employee if the employee contributes to their financial support.

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control or influence.[5] Restrictions placed on transactions executed within a Covered Account also pertain to investments held outside of an account of which an Employee has physical control, such as a stock certificate.

II.	REPORTING

Employees are responsible for notifying the Chief Compliance Officer if (a) the Employee opens or establishes a previously unreported Covered Account or (b) the Employee makes or is notified of a change in ownership or account number of a Covered Account. The notification should be submitted in writing no later than 30 days after the end of the calendar quarter in which the events described in (a) or (b) occur and should include the broker name, name of the account, the date the account was opened, account number (if new account) or, if the account number changed, the old number and the new number and the effective date of the change.

III.	PROVIDING THE CHIEF COMPLIANCE OFFICER WITH STATEMENTS AND CONFIRMS

Employees must arrange for the Chief Compliance Officer to receive directly from the executing broker-dealer, bank, or other third-party institution duplicate copies of trade confirmations for each transaction and periodic account statements for each Covered Account. In the event that duplicate trade confirmations serve as either substitutes for the quarterly transaction reports described under section VIII(D) or as the basis for generating required annual holdings reports under section VIII(C), all such confirmations must include the full content required of such reports.

Employees are not required to provide duplicate confirms and statements for accounts holding only shares of mutual fund not advised or sub-advised by KCM.

If You Cannot Arrange for Duplicate Confirmations or Statements. You may wish to engage in a transaction for which no confirmation can be delivered to the Chief Compliance Officer (e.g., a transaction in a privately placed security or a transaction in individual stocks held in a 401(k) plan). These types of transactions require the prior written approval of the Chief Compliance Officer and will involve additional reporting requirements. See Section VIII(B) – (E).

IV.	TRADING RESTRICTIONS

A)	Purchases

[5]	Beneficial interest in an account includes any direct or indirect financial interest in an account.

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Employees are prohibited from purchasing any Covered Security, subject to the exceptions noted in Section IV.D below.

B)	Sales

Employees must obtain prior written approval before selling or transferring any Covered Security or exercising any option.

C)	Pre-clearance Requirements

The Process. The pre-clearance process involves three steps:

1) Complete the Form. Employees must complete a Trade Request

Form and submit it to the Chief Compliance Officer before making a sale or transfer of a Covered Security or exercising an option.

2) Wait for Approval. The Chief Compliance Officer will review the form and, as soon as practicable, determine whether to authorize the transaction.

3) Execute Before the Approval Expires. A pre-clearance approval for a transaction is effective on the day you receive approval (regardless of time).

If your trade is not fully executed by the end of the day on which you receive approval, you must obtain a new pre-clearance approval before your order (or the unfilled portion of your order) can be executed. Accordingly, limit orders and “good til cancelled” instructions must be withdrawn by the end of the day, unless a new approval is obtained.

Generally, any Covered Security appearing on the Restricted List will not be approved for personal trading.

In the event the Chief Compliance Officer is unavailable to review a trade request, Employees must obtain written approval from the Chief Financial

Officer. The Chief Financial Officer will review the Chief Compliance Officer‘s pre-clearance requests.

D)	Exceptions

Transactions in the following instruments are permitted and do not require pre-clearance:

•

Open-end investment company shares (mutual funds) not advised or sub-advised by KCM, including funds offered within a 529 College Savings Plan. Transactions in mutual funds not advised or sub-advised by KCM are not reportable.

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•	Closed-End Funds.

•	Unit Investment Trusts (UITs).

•	Exchange Traded Funds (ETFs).

•	Municipal Bonds.

•	Foreign Currency Forwards.

•

Certain Corporate Actions. Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

•

Rights. Acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired through the rights offering and not through the secondary market.

•	401(k) Plans. Transactions in 401(k) Plans are exempt from the pre- clearance and reporting requirements if the only investment options are mutual funds or ETFs not advised or sub-advised by KCM.

•

Transactions in Discretionary Accounts. Upon approval, transactions in an account over which the Employee has no direct or indirect influence or control regarding any particular transaction made or to be made in the account (“Discretionary Accounts”) are permissible and need not be pre- cleared, provided the Employee provides a letter from the broker, advisor, bank, trust company or other manager (the “Discretionary Manager”) stating that the Discretionary Manager makes all investment decisions without informing the Employee as to any transaction until after the transaction has been effected, provided, however, that securities in a private placement or other limited offering may not be acquired in a Discretionary Account unless the Employee provides the above-mentioned letter from the Discretionary Manager annually.

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E)	Restricted List

Employees are prohibited from transacting in any instrument issued by a company on the Restricted List. The Chief Compliance Officer maintains the Restricted List, which is comprised of:

•	any instrument issued by a company that is held in a client portfolio;

•	any instrument issued by a company that is subject to trading restrictions pursuant to a confidentiality agreement; and

•

any instrument issued by a company that is otherwise deemed to be restricted by the Chief Compliance Officer, because, for example, KCM has or is deemed to have material non-public information about the company.

The CCO shall cross-check any requests to pre-clear transactions against the Restricted List and will deny permission for any requests to trade in securities issued by companies on the Restricted List in his or her discretion.

F)	Short Sales

Employees are prohibited from entering into a net short position with respect to any security, whether or not it is on the Restricted List.

G)	Initial Public Offerings

Employees are generally prohibited from acquiring securities in an initial public offering (other than a new offering of a registered open-end investment company).

In the event that an Employee holds securities in a company that has announced that it will engage in an IPO, he or she must immediately notify the Chief Compliance Officer.

H)	Private Placements and Other Limited Offerings

Employees are permitted to acquire interests in privately placed securities and other limited offerings, provided they obtain prior approval from the Chief Compliance Officer. Once approved, any additional capital investments (other than capital calls related to the initial approved investment) require new approval. Employees requesting permission must carefully complete the Private Placement Request Form to disclose any conflicts or potential conflicts of interest that may exist in connection with the investment.

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V.	INSIDER TRADING

KCM strictly prohibits all Employees from effecting securities transactions while in possession of material non-public information. If you believe you have received material non-public information about any issuer of securities, you must notify the Chief Compliance Officer immediately. You are prohibited from trading on that information, whether for the account of KCM Advisory Clients or any Covered Account. You are also prohibited from disclosing such information to others (with the exception of the Chief Compliance Officer). The penalty for insider trading can be considerable, including loss of profits plus treble damages, criminal sanctions including incarceration, loss of employment and permanent bar from the securities industry.

The following definitions apply to the foregoing prohibitions.

“Material Information”—Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the securities in question, or information that is reasonably certain to have a substantial effect on the price of securities. Where the non-public information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, financial projections derived by the issuer, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management problems. So-called “market information,” such as information concerning impending securities transactions may also be “material”, depending upon the circumstances. Because materiality determinations are often challenged with the benefit of hindsight, if an Employee has any doubt whether certain information is “material,” this doubt should be resolved against trading or communicating this information.

“Non-public Information”—Information is —non-public” until it has been effectively communicated to the public. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports: filed with the SEC or press releases issued by the issuer of the securities, or reference to this information in publications of general circulation.

“Advisory Information”—Information concerning (i) what securities or other instruments investment managers of the Advisor are following; (ii) specific recommendations investment managers of the Advisor make to clients; (iii) prospective securities or other investment transactions of its clients; or (iv) clients‘ current holdings (together, “Advisory Information”) is strictly confidential. Advisory Information may be material and non-public.

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These general principles apply in addition to the more specific guidelines set forth in the “Insider Trading Policies and Procedures” section of the Compliance Manual.

VI.	GIFTS AND ENTERTAINMENT

KCM places restrictions on Employees concerning gifts and entertainment to avoid impropriety or a conflict of interest or the appearance of impropriety or a conflict of interest. A conflict of interest occurs when the personal interests of KCM

Employees interfere or could potentially interfere with their responsibilities to KCM and its clients. The overriding principle is that Employees should not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Employees should not offer gifts, favors, entertainment, special accommodations or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to KCM or its Employees. These general principles apply in addition to the more specific guidelines set forth in the “Gifts and Entertainment Policies and Procedures” section of the Compliance Manual.

VII.	POLITICAL CONTRIBUTIONS

KCM places restrictions on Employees when making political contributions to avoid impropriety or implications of “pay-to-play” laws. The overriding principle is that Employees should not make any political contribution for the purpose of KCM obtaining or retaining advisory contracts with government entities. Employees may not consider KCM’s current or anticipated business relationships as a factor in soliciting political or charitable donations. KCM maintains policies and procedures regarding political contributions including preclearance and limitations on the dollar amount of the contributions. For further clarification refer to the Political and Charitable Contributions and Public Positions Policy section of the Compliance Manual. Any questions regarding the appropriateness of a political or charitable contribution should be directed to the Chief Compliance Officer.

VIII.	REPORTING AND CERTIFICATION REQUIREMENTS

A)	Acknowledgment of Receipt and Compliance

KCM will provide each Employee with a copy of the Code and any amendments thereto. Any questions regarding any provision of the Code or its application should be directed to the Chief Compliance Officer. Each Employee must acknowledge in writing that he/she has received, read and understands the Code and that he/she will comply with its requirements.

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B)	Initial Holdings Report

Within 10 days after an Employee commences employment, he/she must report to the Chief Compliance Officer all personal investments and accounts in which the Employee has any direct or indirect beneficial ownership. Specifically, such report, which must be current as of a date no more than 45 days prior to the date the person became an Employee, must include:

i. The title, type of security, number of shares, principal amount and exchange ticker symbol or CUSIP number of each Covered Security in which the Employee had any direct or indirect beneficial ownership when the person became an Employee;

ii. The name of any broker, dealer or bank with which the Employee maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and

iii. The date that the report is submitted by the Employee.

C)	Annual Holdings Report

Within 45 days of the end of each calendar year, Employees must report to the Chief Compliance Officer on Covered Security holdings and certain accounts. The information provided on the Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted. Specifically, the report must include:

i. The title, type of security, number of shares, principal amount and exchange ticker symbol or CUSIP number of each Covered Security in which the Employee had any direct or indirect beneficial ownership;

ii. The name of any broker, dealer or bank with whom the Employee maintains an account in which any securities (not just Covered Securities) are held for the direct or indirect benefit of the Employee; and

iii. The date that the report is submitted by the Employee.

KCM may, in its discretion, generate annual holdings reports for employees to certify based on the duplicate trade confirmations described under section III above. In such case, the duplicate trade confirmations must contain all the same

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content required to be included in annual holdings reports as described under this section VIII(C) and must be generated within 45 days of the end of each calendar year, providing information that is current as of a date no more than 45 days before the report is submitted. The employee will be solely responsible for confirming that the information contained in such reports is complete and correct and will also be required to provide any information not included in such reports, including, but not limited to, the name of any broker, dealer or bank with whom the Employee maintains an account in which any securities are held for his or her direct or indirect benefit.

D)	Quarterly Transactions Report

Within 30 days of the end of each calendar quarter, Employees must file a Quarterly Transactions Report, unless (i) the information pertains to an automatic investment plan6 or (ii) a duplicate broker trade confirmation or account statement was sent to the Chief Compliance Officer contemporaneously with the transaction, provided that such duplicate confirmation or statement includes all the information that would have been required to be included in the Quarterly Transactions Report and is received by the CCO no later than 30 days after the end of the applicable quarter.

A Quarterly Transactions Report must include:

i. With respect to any transaction during the quarter in a Covered Security in which the Employee had any direct or indirect beneficial ownership:

(a) The date of the transaction, the title, the exchange ticker symbol or CUSIP number, as applicable, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) The price of the Covered Security at which the transaction was effected;

(d) The name of the broker, dealer or bank with or through which the transaction was effected; and

[6]

An automatic investment plan means, for purposes of this Code, a program, such as a dividend reinvestment plan, in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

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(e) The date that the report is submitted by the Employee.

ii. With respect to any account established by the Employee in which any securities were held during the quarter for the direct or indirect benefit of the Employee:

(a) The name of the broker, dealer or bank with whom the Employee established the account;

(b) The date the account was established; and

(c)	The date that the report is submitted by the Employee.

E)	Exceptions from the Reporting Requirements

Employees need not provide initial holdings reports, annual holdings reports or quarterly transaction reports in respect of transactions effected for any Covered Securities held in any account over which the person has no direct or indirect influence or control (i.e., Discretionary Accounts).

F)	Annual Certification

Annually, Employees must certify that they have received, read and understand the Code, that they have complied with its requirements during the preceding year, and that they have disclosed or reported all personal transactions/holdings required to be disclosed or reported.

G)	Special Relationship Reporting

Employees are required to comply with additional procedures if they have a “special relationship” with a spouse, significant other, family member or household member or the like whose work may involve material, confidential information relating to transactions in which the Firm may have an interest. Additional procedures will apply, as outlined in Exhibit A. Employees must notify the Chief Compliance Officer immediately about special relationships so that the question of whether special procedures should be adopted can be addressed.

H)	Directorships and Creditors’ Committees

Employees may not serve as a director, or on a creditors‘ committee, or in a similar capacity, with respect to any company or other entity without obtaining the prior approval of the Chief Compliance Officer. Moreover, Employees are to consult with the Chief Compliance Officer before sharing confidential information with companies on whose boards or committees

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the Firm‘s personnel sit. Persons serving as directors or on a creditors‘ committee are presumed to have access to non-public information and the Firm could, as a result, be restricted in trading. Other considerations include the potential liability and conflicts of interest associated with such positions.

Before sharing the Firm‘s confidential information with any companies on which Firm personnel serve as a director, or on a creditors‘ committee, or in a similar capacity, Employees are to consult the Chief Compliance Officer regarding the Firm‘s rights to share information. Procedures relating to such situations will be tailored to the specific circumstance.

IX.	REPORTING VIOLATIONS

Every Employee must immediately report any violation of the Code to the Chief Compliance Officer or, in the absence of the Chief Compliance Officer, the Chief Financial Officer or a portfolio manager. All reports will be investigated promptly and appropriately. KCM will not retaliate against any Employee who reports a violation of the Code in good faith for making such a report and any retaliation constitutes a further violation of the Code. The Chief Compliance Officer will keep records of any violation of the Code, and any action taken as a result of the violation.

X.	ADMINISTRATION AND ENFORCEMENT

A)	Initial Approval of the Code by a Registered Fund

The board of directors of any Registered Fund to which this Code applies must approve this Code. In addition, upon making any material change to the Code that would affect the application of the Code to a Registered Fund, the Chief Compliance Officer must submit the revised Code to the Registered Fund‘s board of directors for approval within six months of such change. In connection with any such initial or subsequent approval, KCM will provide the board of directors of the relevant Registered Fund a certification that KCM has adopted procedures reasonably necessary to prevent Employees from violating the Code.

B)	Review of Personal Trading Information

The Chief Compliance Officer or designee will review all information regarding an Employees personal investment transactions. All such information may also be available for inspection by the Portfolio Manager, the Chief Financial Officer, any party to which any investigation is referred by any of the foregoing, and the U.S. Securities and Exchange Commission.

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C)	Authority to Exempt Transactions

The Chief Compliance Officer has the authority to exempt any Employee or any personal securities transaction of an Employee from any or all of the provisions of the Code. The Chief Compliance Officer will maintain a written memorandum describing the circumstances and reasons for any exemption granted.

D)	Authority to Grant Approval

The Chief Financial Officer has the authority to grant any of the approvals hereunder, accept initial, quarterly or annual holdings reports or perform any of the other functions of the Chief Compliance Officer hereunder (e.g., when an approval of a personal securities transaction of the Chief Compliance Officer is required).

E)	Annual Review of the Code

The Chief Compliance Officer will review the Code at least annually to determine the adequacy and effectiveness of its implementation. The review will address issues that arose during the previous year under the Code, including, but not limited to, information about material Code violations and sanctions imposed in response to those material violations.

The review may also include recommendations to change existing restrictions or procedures based on experience implementing the Code, evolving industry practices, or developments in applicable laws or regulations.

In respect of any Registered Fund, the Chief Compliance Officer will furnish annually a written report to the Registered Fund‘s board of directors describing any issues arising under the Code since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations and (ii) certifying that KCM has adopted procedures reasonably necessary to prevent Employees from violating the Code.

F)	Sanctions and Remedies

If the Chief Compliance Officer determines that an Employee has violated the Code, it may, in consultation with the Portfolio Manager, impose sanctions and take other actions deemed appropriate, including suspending or limiting personal trading activities, imposing a fine, suspending or terminating employment, and/or informing regulators if the situation warrants.

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As part of any sanction, the Chief Compliance Officer may require the violator to reverse the trade(s) in question and forfeit any profit or absorb any loss from the trade.

All fines imposed and/or profits forfeited pursuant to this section will be paid to the Cystic Fibrosis Foundation or other charitable organization selected by the Portfolio Manager. Checks shall be submitted to the Chief Compliance Officer and forwarded to the appropriate charitable organization.

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EXHIBIT A

ADDITIONAL PROCEDURES FOR SPECIAL RELATIONSHIPS

All Employee must comply with the following requirements.

1.	Notify KCM immediately about special relationships. Employees must immediately inform the Chief Compliance Officer when a person with whom they have a close personal relationship — a spouse, significant other, close family member, or household member — begins employment or assumes some other position that could give the person access to confidential information relating to transactions in which the Firm may have an interest, or when they enter into a relationship with someone already in such a position.

2.	Prevent KCM from receiving third-party confidential information. Employees must advise persons with whom they have a close personal relationship that such persons should not disclose any confidential information. If the Employee inadvertently receives any confidential information through a close personal relationship, that information should not be discussed with anyone at KCM, except with the Chief Compliance Officer to the extent necessary to enable them to guide the Employees future conduct, monitor that of other Employees, place the relevant security on the Restricted List, create information barriers or take other appropriate action.

3.	Notify KCM immediately about particular engagements. Employees must immediately inform the Chief Compliance Officer when they become aware that someone with whom they have a close personal relationship has begun or is involved in a particular engagement or project that could give the person access to confidential information relating to transactions in which KCM may have an interest. Employees are to provide this notice as soon as they realize either that the person with whom they have a close personal relationship has started or is engaged in such work or that KCM has an interest in the transaction. Similarly, if an Employee is working on a transaction in which a person with whom the Employee has a close personal relationship also has an interest, or even if the Employee is only involved in discussions about the transaction, the Employee must notify the Chief Compliance Officer. Additional procedures may be adopted, depending on the circumstances.

4.	Keep KCM information confidential. Employees must keep in mind that it is essential that all information obtained in the course of work for KCM generally must not be discussed with anyone outside of KCM.